EXHIBIT 99.1

Contact:

Shelley Boxer, V.P. Finance

MSC Industrial Direct Co., Inc.

(516) 812-1216

Investors/Media: Eric Boyriven/Bob Joyce

FD

(212) 850-5600

For Immediate Release

MSC INDUSTRIAL DIRECT CO., INC. REPORTS THIRD QUARTER

FISCAL YEAR 2008 RESULTS

- Earnings per diluted share increase 17.4% to $0.81 -

Melville, NY, July 1, 2008 - MSC INDUSTRIAL DIRECT CO., INC. (NYSE: MSM), “MSC” or the “Company,” one of the premier distributors of Metalworking and Maintenance, Repair and Operations (“MRO”) supplies to industrial customers throughout the United States, today reported financial results for its third quarter of fiscal 2008 ended May 31, 2008.

For the fiscal 2008 third quarter, net sales rose 6.1% to $457.2 million from $431.1 million in the third quarter of fiscal 2007, or 7.7% based on average daily sales, as the Company’s fiscal 2008 third quarter had 64 business days as compared to 65 business days in the corresponding prior year period.  Operating income increased 12.5% in the fiscal 2008 third quarter to $84.8 million, or 18.5% of net sales, from $75.4 million, or 17.5% of net sales, in the third quarter of fiscal 2007.  Net income for the fiscal 2008 third quarter was $51.4 million, an increase of 12.3% over net income of $45.8 million in the year ago period.  Diluted earnings per share were $0.81 in the fiscal 2008 third quarter (based on 63.7 million diluted shares outstanding), versus $0.69 per diluted share (based on 66.7 million diluted shares outstanding) a year ago, an increase of 17.4%.  The Company’s results for the third quarter of fiscal 2007 include pre-tax charges totaling $1.5 million, or $0.01 per diluted share on an after-tax basis, for costs related to the integration of the June 2006 J&L acquisition.

Net sales for the first nine months of fiscal 2008 increased 7.6% to $1.331 billion from $1.238 billion a year ago, or 8.1% based on average daily sales, as the Company’s first nine months of fiscal 2008 had 189 business days as compared to 190 business days in the corresponding prior year period.  Operating income for the first nine months of fiscal 2008 was $241.4 million, or 18.1% of net sales, versus $214.2 million, or 17.3% of net sales, in the first nine months of fiscal 2007, an increase of 12.7%.  For the first nine months of fiscal 2008, net income rose 15.1% to $145.7 million from $126.6 million in the year ago period.  Diluted earnings per share for the first nine months of fiscal 2008 were $2.23 (based on 65.2 million diluted shares outstanding), versus $1.89 per diluted share (based on 67.1 million diluted shares outstanding) a year ago, an increase of 18.0%.  The Company’s results for the first nine months of fiscal 2007 include pre-tax charges totaling $4.8 million, or $0.04 per diluted share on an after-tax basis, for costs related to the integration of the June 2006 J&L acquisition.

“MSC continued to execute its operating strategy and generate solid performance in the third quarter,” said David Sandler, President and Chief Executive Officer. “Driven by the value proposition we provide to our customers, we continued to grow sales and take share.  We reported solid growth in profitability resulting from our increased revenue and focus on operating cost controls.  Growth initiatives including our Large Account Customer program and investments in our West Coast operations also contributed to our results and represent excellent opportunities for the Company moving forward.”

“Our financial performance in the quarter reflected excellent execution in a challenging economic environment,” said Chuck Boehlke, Executive Vice President and Chief Financial Officer.  “While gross margins in the period were slightly lower than anticipated due to a combination of factors, our tight expense controls contributed to a 100 basis point improvement in operating margins to an all time high of 18.5% of sales from 17.5% of sales a year ago.  At the same time, we continue to manage the business from a position of financial strength.  On a year-to-date basis, we have converted nearly 100% of the Company’s net income into net cash provided by operating activities, and free cash flow (see Note 1) for the first nine months of the fiscal year increased 28.2% from the prior year’s level to $133.2 million.  We have utilized this strong cash performance to return further value to shareholders through the recently announced increase in the Company’s dividend to $0.20 per share and share buybacks under the Company’s share repurchase plan, while also making investments to support our growth initiatives and ensure MSC maintains its leadership position in the marketplace.”

Mr. Sandler concluded, “Our customers have become more cautious about the outlook for their businesses, as the effect of a slowing economy is increasingly felt across our customer base.  In such an environment, customers are very careful about managing and reducing their own inventories, and are looking to cost savings solutions that can help them achieve their goals.  As a partner dedicated to lowering our customers’ overall procurement costs for MRO supplies, we believe we are well positioned to take share during these times and deliver significant revenue growth when the business environment improves.”

Based on current market factors, the Company expects net sales for the fourth quarter of fiscal 2008 to be between $443.0 million and $449.0 million.  The Company expects diluted earnings per share for the fiscal 2008 fourth quarter to be between $0.74 and $0.76. The Company noted that there will be 64 business days in the fourth quarter of fiscal 2008 compared to 68 business days in the fourth quarter of fiscal 2007, which is estimated to reduce fourth quarter fiscal 2008 net sales by $28.0 million based on expected average daily sales.

The management of MSC will host a conference call today at 11:00 a.m. Eastern Time to review the Company’s results for the third quarter of fiscal 2008, and to comment on current operations. The call may be accessed via the Internet in the Investor Relations section (under “About MSC”) of MSC’s website located at: www.mscdirect.com.  A replay of the conference call will be available on the Company’s website through July 8, 2008.

Note 1 – Free cash flow is defined as net cash provided by operating activities less expenditures for property, plant and equipment as shown on the Company’s condensed consolidated statements of cash flows.  Net cash provided by operating activities during the first nine months of fiscal 2008 was $144.4 million.  Expenditures for property, plant and equipment during the first nine months of fiscal 2008 was $11.2 million.  Management considers free cash flow to be an important indicator of the Company’s financial strength and the ability to generate liquidity because it reflects cash generated from operations that can be used for strategic initiatives, dividends, debt repayment and repurchases of the Company’s stock.  Free cash flow is not a measure determined in accordance with U.S. generally accepted accounting principles (“GAAP”), and may not be defined and calculated by other companies in the same manner.  Free cash flow should not be considered a substitute for “Operating income,” “Net income,” “Net cash flows provided by operating activities” or any other measure determined in accordance with GAAP.

About MSC Industrial Direct Co., Inc.

MSC Industrial Direct Co., Inc. is one of the premier distributors of Metalworking and Maintenance, Repair and Operation (“MRO”) supplies to industrial customers throughout the United States. MSC distributes in excess of 550,000 industrial products from approximately 3,000 suppliers to approximately 379,000 customers. In-stock availability is approximately 99%, with next day, standard ground delivery to the majority of the industrial United States. MSC reaches its customers through a combination of approximately 30 million direct-mail catalogs and CD-ROMs, 98 branch sales offices, 875 sales people, the Internet and associations with some of the world’s most prominent B2B e-commerce portals. For more information, visit the Company’s website at http://www.mscdirect.com.

CAUTIONARY STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. Statements in this Press Release may constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Any statements contained herein which are not statements of historical facts and that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future, including statements about future expected net sales and diluted earnings per share, shall be deemed to be forward-looking statements. Forward-looking statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy and some of which might not even be anticipated. Future events, actual results and performance, financial and otherwise, could differ materially from those set forth in or contemplated by the forward-looking statements herein. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The inclusion of any statement in this release does not constitute an admission by MSC or any other person that the events or circumstances described in such statement are material. Factors that could cause actual results to differ materially from those in forward-looking statements include, without limitation, changing customer and product mixes, changing market conditions, industry consolidations, competition, general economic conditions in the markets in which the Company operates, rising commodity and energy prices, risk of cancellation or rescheduling of orders, work stoppages or other business interruptions (including those due to extreme weather conditions) at transportation centers or shipping ports, the risk of war, terrorism and similar hostilities, dependence on the Company’s information systems and on key personnel, and the outcome of potential government or regulatory proceedings or future litigation relating to pending or future claims, inquiries or audits.  Additional information concerning these and other risks is described under “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s reports on Forms 10-K, 10-Q and 8-K that the Company files with the U.S. Securities and Exchange Commission.  The forward-looking statements in this press release are based on current expectations and the Company assumes no obligation to update these forward-looking statements.

(Tables Follow)

MSC INDUSTRIAL DIRECT CO., INC.

Condensed Consolidated Balance Sheets

(In thousands)

	May 31, 2008	September 1, 2007
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$6,104	$7,797
Accounts receivable, net of allowance for doubtful accounts	214,454	204,186
Inventories	346,495	338,366
Prepaid expenses and other current assets	18,558	20,748
Deferred income taxes	22,923	18,705
Total current assets	608,534	589,802

Property, plant and equipment, net	124,339	127,608
Goodwill	272,143	272,806
Identifiable intangibles, net	64,836	70,832
Other assets	8,344	14,279
Total Assets	$1,078,196	$1,075,327

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Revolving credit notes	$35,000	$—
Current maturities of long-term notes payable	41,162	33,471
Accounts payable	64,147	69,579
Accrued liabilities	53,178	70,237
Total current liabilities	193,487	173,287
Long-term notes payable	111,327	142,200
Deferred income tax liabilities	38,727	31,963
Total liabilities	343,541	347,450
Shareholders’ Equity:
Preferred Stock	—	—
Class A common stock	59	59
Class B common stock	18	18
Additional paid-in capital	424,716	408,996
Retained earnings	720,405	609,713
Accumulated other comprehensive income	465	694
Class A treasury stock, at cost	(411,008)	(291,603)
Total shareholders’ equity	734,655	727,877
Total Liabilities and Shareholders’ Equity	$1,078,196	$1,075,327

MSC INDUSTRIAL DIRECT CO., INC.

Condensed Consolidated Statements of Income

(In thousands, except per share data)

(Unaudited)

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	May 31, 2008	May 26, 2007	May 31, 2008	May 26, 2007

Net sales	$457,238	$431,057	$1,331,278	$1,237,687
Cost of goods sold	246,793	231,752	715,205	665,090
Gross profit	210,445	199,305	616,073	572,597
Operating expenses	125,632	123,896	374,675	358,413
Income from operations	84,813	75,409	241,398	214,184
Other (Expense) Income:
Interest expense	(1,850)	(3,125)	(6,773)	(9,667)
Interest income	125	271	500	708
Other (expense) income, net	(32)	238	44	205
Total other expense	(1,757)	(2,616)	(6,229)	(8,754)
Income before provision for income taxes	83,056	72,793	235,169	205,430
Provision for income taxes	31,671	27,028	89,458	78,862
Net income	$51,385	$45,765	$145,711	$126,568
Per Share Information:
Net income per common share:
Basic	$0.82	$0.70	$2.27	$1.92
Diluted	$0.81	$0.69	$2.23	$1.89
Weighted average shares used in computing net income per common share:
Basic	62,820	65,418	64,306	65,834
Diluted	63,709	66,740	65,201	67,079
Cash dividends paid per common share	$0.18	$0.18	$0.54	$0.46

MSC INDUSTRIAL DIRECT CO., INC.

Condensed Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Thirty-Nine Weeks Ended
	May 31, 2008	May 26, 2007

Cash Flows from Operating Activities:

Net income	$145,711	$126,568
Adjustments to reconcile net income to net cash provided by operating activities:

Depreciation and amortization	20,445	19,246
Stock-based compensation	7,822	6,230
Loss on disposal of property, plant and equipment	3	153
Provision for doubtful accounts	2,360	3,262
Deferred income taxes	2,546	(2,708)
Reclassification of excess tax benefits from stock-based compensation	(2,109)	(3,397)

Changes in operating assets and liabilities:
Accounts receivable	(12,797)	(13,823)
Inventories	(8,331)	(18,762)
Prepaid expenses and other current assets	2,171	1,957
Other assets	5,940	7,825
Accounts payable and accrued liabilities	(19,336)	(1,237)

Total adjustments	(1,286)	(1,254)

Net cash provided by operating activities	144,425	125,314

Cash Flows from Investing Activities:
Business acquisition	—	(12,734)
Expenditures for property, plant and equipment	(11,209)	(21,420)

Net cash used in investing activities	(11,209)	(34,154)

Cash Flows from Financing Activities:
Purchase of treasury stock	(120,444)	(70,407)
Payment of cash dividends	(35,019)	(30,418)
Reclassification of excess tax benefits from stock-based compensation	2,109	3,397
Proceeds from sale of Class A common stock in connection with associate stock purchase plan	2,075	2,096
Proceeds from exercise of Class A common stock options	4,579	6,464
Net proceeds under revolving loans from credit facility and promissory note	35,000	—
Repayments of notes payable under the credit facility and other notes	(23,182)	(118)

Net cash used in financing activities	(134,882)	(88,986)

Effect of exchange rate changes on cash and cash equivalents	(27)	—
Net (decrease) increase in cash and cash equivalents	(1,693)	2,174
Cash and cash equivalents – beginning of period	7,797	7,718
Cash and cash equivalents – end of period	$6,104	$9,892
Supplemental Disclosure of Cash Flow Information:
Cash paid for income taxes	$82,416	$80,042
Cash paid for interest	$6,982	$9,195

#   #   #